EXECUTION VERSION
Exhibit 10c

364-DAY TERM LOAN CREDIT AGREEMENT

Dated as of February 24, 2021

Among

VERIZON COMMUNICATIONS INC.
as Borrower,

THE LENDERS NAMED HEREIN
as Initial Lenders,

THE OTHER LENDERS
FROM TIME TO TIME PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

________________________

morgan stanley senior funding, inc.
as Syndication Agent,

JPMORGAN CHASE BANK, N.A.
MORGAN STANLEY SENIOR FUNDING, INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

PAGE
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

ARTICLE II
AMOUNTS AND TERMS OF THE LOANS

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower .................................................... 36
i

ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants ............................................................................................ 37
SECTION 5.02. Negative Covenants ................................................................................................ 40

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01. Events of Default ..................................................................................................... 41

ARTICLE VII
THE ADMINISTRATIVE AGENT

ARTICLE VIII
MISCELLANEOUS

ii

Schedules
Schedule 2.01     - Commitments
Schedule 4.01(j) - Restricted Subsidiaries

Exhibits
Exhibit A     - Form of Promissory Note
Exhibit B     - Form of Notice of Borrowing
Exhibit C     - Form of Assignment and Acceptance
Exhibit D      - Form of Opinion of General Counsel for the Borrower
Exhibit E-1     - Form of United States Tax Compliance Certificate (For Foreign Lenders That
Are Not Partnerships For United States Federal Income Tax Purposes)
Exhibit E-2      - Form of United States Tax Compliance Certificate (For Foreign Participants That
Are Not Partnerships For United States Federal Income Tax Purposes)
Exhibit E-3      - Form of United States Tax Compliance Certificate (For Foreign Participants That
Are Partnerships For United States Federal Income Tax Purposes)
Exhibit E-4      - Form of United States Tax Compliance Certificate (For Foreign Lenders That
Are Partnerships For United States Federal Income Tax Purposes)

iii

364-DAY TERM LOAN CREDIT AGREEMENT (this “Agreement”) dated as of February 24, 2021, among Verizon Communications Inc., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, the other Lenders (such term, and each other capitalized term used herein, having the meaning assigned thereto in Section 1.01) from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”).
Article I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms
. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 8.13.
“Administrative Agent” has the meaning specified in the preamble hereto.
“Administrative Agent’s Account” means the account of the Administrative Agent most recently designated by it for the relevant purpose by notice to the Lenders and the Borrower.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
“Agreement” has the meaning specified in the preamble hereto.
“Agreement Currency” has the meaning specified in Section 8.14(b).
“Ancillary Document” has the meaning specified in Section 8.10(b).
“Applicable Creditor” has the meaning specified in Section 8.14(b).
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.
“Applicable Margin” means, with respect to any Base Rate Loan and Eurodollar Rate Loan, the applicable percentage per annum set forth below determined by reference to the Rating Level Status; provided that the Applicable Margin will in each case be increased by 0.125% on and following December 31, 2021.

Rating Level Status	Applicable Margin for Eurodollar Rate Loans	Applicable Margin for Base Rate Loans
Level I Status	0.625%	0.000%
Level II Status	0.875%	0.000%
Level III Status	1.000%	0.000%
Level IV Status	1.125%	0.125%

“Applicable Parties” has the meaning specified in Section 8.02(b)(iii).
“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communications” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.07, Section 2.13 or Section 5.01(i)(iii) and any other notice relating to the payment of any principal or other amount due under any Loan Document or reduction or termination of Commitments prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default, (iv) any service of process and (v) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.
“Approved Electronic Platform” has the meaning specified in Section 8.02(b)(i).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved Institution” means any Person that has been identified in that certain syndication plan agreed to by the Borrower and the Joint Lead Arrangers on or prior to February 2, 2021.
“Approved PUBLIC Communication” has the meaning specified in Section 8.02(c)(ii).
“Arrangers’ Fee Letter” means the Arrangers’ Fee Letter dated as of February 2, 2021 among the Borrower, JPMCB and MSSF and countersigned by the Borrower on February 24, 2021.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed and such approval shall not be required after the Funding Date if an Event of Default under Section 6.01(a) or (c) has occurred and is continuing).
“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Assistant Treasurer, the Controller or the General Counsel of the Borrower.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.10 or 2.11 hereof (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement.
“Base Rate Loan” means a Term Loan that bears interest as provided in Section 2.09(a)(i).
“Benchmark” means, initially, Eurodollar Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or clause (b) of Section 2.11.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion is appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or
(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.11(b); or
(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble hereto.
“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of a borrowing of Eurodollar Rate Loans, having the same Interest Period.
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are not required or authorized by law to close in New York City, provided that, if the applicable Business Day relates to any Eurodollar Rate Loans, “Business Day” means a day (other than a Saturday or a Sunday) on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.
“Commercial Paper Rating” means, as of any date, the lowest rating that has been most recently announced by any of S&P, Moody’s and Fitch, as the case may be, for short-term public unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Commercial Paper Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

“Commitment” has the meaning specified in Section 2.01.
“Commitment Fee Rate” means (a) for any date on which Level I Status applies, 0.070%, (b) for any date on which Level II Status applies, 0.080%, (c) for any date on which Level III Status applies, 0.100% and (d) for any date on which Level IV Status applies, 0.125%.
“Commitment Letter” means the Commitment Letter dated as of February 2, 2021 among the Borrower, JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. and countersigned by the Borrower on February 24, 2021.
“Commitment Termination Date” has the meaning specified in Section 2.07(a).
“Communication” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
“Consolidated” refers to the consolidation of accounts in accordance with GAAP.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Term Loans of one Type into Term Loans of the other Type pursuant to Section 2.10 or 2.12.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, subject to Section 1.03(a), (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by

(or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
“Debt Incurrence” means the incurrence by the Borrower or any of its Subsidiaries after the Effective Date of any Debt for borrowed money as to which the Borrower or such Subsidiary receives Net Cash Proceeds, excluding (i) Debt incurred pursuant to this Agreement, (ii) Debt of the Borrower owed to any Subsidiary, (iii) Debt of any Subsidiary owed to the Borrower or any other Subsidiary, (iv) commercial paper financings in the ordinary course of business of the Borrower and its Subsidiaries, (v) any trade, vendor or customer finance-related financing in the ordinary course of business of the Borrower and its Subsidiaries, (vi) Debt (x) under the Existing Credit Agreement or (y) under any additional or replacement revolving credit facility; provided that the principal amount of Debt referred to under subclauses (x) and (y) does not exceed $9,500,000,000 outstanding at any time in the aggregate, (vii) any refinancings, renewals or replacements of Debt or commitments for Debt at or within 12 months prior to maturity, to the extent such refinanced Debt is (x) existing on the Effective Date (or a refinancing of Debt permitted under this clause (vii)), (y) of any Person acquired after the Effective Date by the Borrower or any Subsidiary and existing at the time of such acquisition (and not incurred in contemplation of such acquisition at the request of the Borrower) or (z) assumed by the Borrower or any Subsidiary in connection with an acquisition of assets and existing at the time of such acquisition (and not incurred in contemplation of such acquisition at the request of the Borrower), in each case, that does not increase the aggregate principal or commitment amount thereof (plus accrued unpaid interest and premium thereon and underwriting discounts, fees, commission and expenses), (viii) any Debt for borrowed money incurred by any Subsidiary of the Borrower that is organized outside the United States (whether or not guaranteed by the Borrower or any of its Subsidiaries) in an aggregate principal amount not to exceed $200,000,000 in the aggregate, (ix) Debt issued or incurred in the ordinary course of business for working capital purposes, (x) purchase money Debt, capital leases, leases of network equipment that may be considered Debt under GAAP, subject to Section 1.03(a), Debt issued or incurred to finance the acquisition, construction or improvement of assets, in each case in the ordinary course of business, (xi) any Debt the proceeds of which are used to fund pension plan contributions that are required by law (or in the Borrower’s judgment to comply with future funding requirements), (xii) any Debt incurred in connection with the acquisition of TracFone Wireless, Inc., (xiii) any ordinary course asset-backed securities or other receivables financings and (xiv) other incurrences of Debt in an aggregate principal amount of up to $5,000,000,000.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Term Loans within three Business Days of the date required to be funded by such Lender hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that such Lender does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that such Lender does not intend to comply with its funding obligations under this Agreement or under other agreements in which such Lender has committed to extend credit, (c) failed to confirm in writing to the Administrative Agent upon its written request (or at the written request of the Borrower), within three Business Days after such request is made, that such Lender will comply with the terms of this Agreement relating to its obligations to fund prospective Term Loans, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by such Lender hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of such Lender’s business or custodian, appointed for such Lender, or has taken any action in furtherance of, or indicating such Lender’s consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of such parent company’s business or custodian appointed for such parent company, or has taken any action in furtherance of, or indicating such parent company’s consent to, approval of or acquiescence in any such proceeding or appointment or (f) become the subject of a Bail-In Action or has a direct or indirect parent that has become the subject of a Bail-In Action; provided that a Lender shall not qualify as a “Defaulting Lender” solely as the result of the acquisition or maintenance of an ownership interest in such Lender or any Person controlling such Lender, or the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.
“Designating Lender” has the meaning specified in Section 8.08(a).
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrower or in the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender as it may from time to time specify to the Borrower and the Administrative Agent.
“Early Opt-in Election” means, if the then-current Benchmark is Eurodollar Rate, the occurrence of:
(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.01.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or an Approved Fund of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; (vii) any Approved Institution or (viii) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that none of the Borrower, any of the Borrower’s Affiliates, any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural persons) or any Defaulting Lender shall qualify as an Eligible Assignee.
“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution, protection of the environment or natural resources or the effect of the environment on human health, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Issuance” means any issuance or sale by the Borrower after the Effective Date of (a) any of its capital stock or equivalent interests, (b) any warrants or options exercisable in respect of its capital stock or equivalent interests or (c) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower; provided that “Equity Issuance” shall not include any such issuance or sale (i) pursuant to employee and other benefit plans established in the ordinary course of business, (ii) pursuant to any direct stock purchase and dividend reinvestment plan and any substantially similar successor thereto or replacement thereof, and (iii) as consideration for any acquisition, including the acquisition of TracFone Wireless, Inc. (other than any potential acquisition of spectrum).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, with respect to the Borrower, any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means, with respect to the Borrower, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; or (f) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrower or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as it may from time to time specify to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan, the London interbank offered rate as administered by the Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate.  Notwithstanding the foregoing, (A) if for any reason the Eurodollar Rate for any Interest Period as determined pursuant to the preceding provisions of this definition would otherwise be less than zero, the Eurodollar Rate for such Interest Period shall be deemed to be zero and (B) the “Eurodollar Rate” for any Interest Period shall be the rate per annum obtained by dividing (i) the rate per annum obtained by application of the foregoing provisions of this definition by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.
“Eurodollar Rate Loan” means a Term Loan that bears interest as provided in Section 2.09(a)(ii).
“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
“Event of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) where the recipient otherwise has a present or former connection (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document); (b) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a recipient that has failed to establish that such recipient is not subject to U.S. backup withholding tax; (c) in the case of a Foreign Lender, any United States federal withholding tax that (i) is imposed on amounts payable to or on account of such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto or otherwise acquires an interest in a Loan Document (other than pursuant to an assignment demanded by the Borrower pursuant to Section 8.07(a)) or such Foreign Lender designates a new Applicable Lending Office, except in each case, to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Foreign Lender’s assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its Applicable Lending Office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e); and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of October 6, 2020 among the Borrower and JPMorgan Chase Bank, N.A. and the other parties thereto (as amended, restated, supplemented or otherwise modified or replaced from time to time).
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“Federal Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means (i) the Arrangers’ Fee Letter and (ii) the Administrative Agent’s Fee Letter dated as of February 2, 2021 between the Borrower and the Administrative Agent and countersigned by the Borrower on February 24, 2021.
“Fitch” means Fitch Ratings, Inc. (or any successor thereto).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurodollar Rate.
“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Date” has the meaning specified in Section 3.02.
“GAAP” has the meaning specified in Section 1.03(a).
“Governmental Authority” means the government of the United States, any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.
“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.
“Impacted Interest Period” has the meaning specified in the definition of Eurodollar Rate.
“Indemnified Party” has the meaning specified in Section 8.04(b).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning specified in Section 8.15(a).
“Initial Lenders” has the meaning specified in the preamble hereto.
“Institution” means the Administrative Agent, any Joint Lead Arranger or any Lender.
“Interest Period” means, for each Eurodollar Rate Loan, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below (or the day provided pursuant to Section 2.10(c)). The duration of each such Interest Period shall be seven days or one, two, three or six months (or such other period as each Lender may approve), as the Borrower may request, except as set forth in Section 2.10(c) and with respect to seven day or two month interest periods, or interest periods longer than six months, so long as such interest periods are available, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)    no Interest Period shall end after the Maturity Date;
(ii)    Interest Periods commencing on the same date for Eurodollar Rate Loans shall be of the same duration;
(iii)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
(iv)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Joint Lead Arranger” means each of JPMCB and MSSF.
“JPMCB” has the meaning specified in the preamble hereto.
“Judgment Currency” has the meaning specified in Section 8.14(b).
“Lender Appointment Period” has the meaning specified in Section 7.09.
“Lenders” means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07.

“Level I Status” means the Rating of the Borrower from the applicable Rating Agency is (i) “A” or higher from S&P, (ii) “A2” or higher from Moody’s or (iii) “A” or higher from Fitch; “Level II Status” means the Rating of the Borrower from the applicable Rating Agency is (i) “A-” from S&P, (ii) “A3” from Moody’s or (iii) “A-” from Fitch; “Level III Status” means the Rating of the Borrower from the applicable Rating Agency is (i) “BBB+” from S&P, (ii) “Baa1” from Moody’s or (iii) “BBB+” from Fitch; and “Level IV Status” means the Rating of the Borrower is (i) “BBB” or lower from S&P, (ii) “Baa2” or lower from Moody’s or (iii) “BBB” or lower from Fitch. For purposes of determining whether on any date Level I Status, Level II Status, Level III Status or Level IV Status applies, if (a) a Rating is issued by at least two of S&P, Moody’s and Fitch, and such Ratings fall within different levels, then the highest of such Ratings shall be used to determine the applicable Rating Level Status unless the lowest of such Ratings is more than one level below the highest of such Ratings, in which case the level that is one level lower than the highest Rating shall be used to determine the applicable Rating Level Status, (b) a Rating is issued by one Rating Agency (x) as a result of two Rating Agencies ceasing to be in the business of rating corporate debt obligations or despite Borrower’s commercially reasonable efforts to maintain a Rating from at least two of the Rating Agencies, then such Rating shall be used to determine the applicable Rating Level Status and (y) otherwise, the level that is one level lower than such Rating shall apply and (c) there is no Rating from any Rating Agency, Level IV Status shall apply.
“Lien” means any lien, security interest or other charge or encumbrance of any kind.
“Loan Documents” means, collectively, this Agreement and the Notes, if any.
“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or (b) the ability of the Borrower to perform its obligations under this Agreement or any Note.
“Maturity Date” means the date that is 364 days after the Funding Date; provided that, if such date shall not be a Business Day, Maturity Date shall be the immediately preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).
“MSSF” means Morgan Stanley Senior Funding, Inc.
“Multiemployer Plan” means, with respect to the Borrower, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan” means, with respect to the Borrower, a Single Employer Plan, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Net Cash Proceeds” means the aggregate amount of all cash proceeds actually received by the Borrower and its Subsidiaries in respect an Equity Issuance or Debt Incurrence, net of fees, expenses, costs, underwriting discounts and commissions incurred by the Borrower and its Subsidiaries in connection therewith and net of Taxes paid or reasonably estimated to be payable as a result thereof.
“Note” means a promissory note of the Borrower payable to any Lender that is not a Defaulting Lender, delivered pursuant to a request made under Section 2.20 in substantially the form of

Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender, resulting from the Term Loan made to the Borrower by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined are less than zero, such rate shall be determined to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“OFAC” has the meaning specified in Section 4.01(k).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing, or similar Taxes, charges or levies arising from the execution, delivery, performance, registration or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are described in clause (a)(ii) of the definition of “Excluded Taxes” imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07(a)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate borrowings by United States-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning specified in Section 8.07(e).
“Participant Register” has the meaning specified in Section 8.07(e).
“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
“Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b); (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance maintained in accordance with Section 5.01(c); (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; and (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“Plan Asset Regulations” means 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.
“Rating” means (i) with respect to a “Rating” by S&P, the rating that has been most recently announced by S&P for the non-credit enhanced long term senior unsecured debt issued by ~~t~~he Borrower, (ii) with respect to a “Rating” by Moody’s, the rating that has been most recently announced by Moody’s for the non-credit enhanced long term-senior unsecured debt issued by the Borrower and (iii) with respect to a “Rating” by Fitch, the rating that has been most recently announced by Fitch for the non-credit enhanced long term-senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P, Moody’s or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.
“Rating Agency” means S&P, Moody’s or Fitch, as applicable.
“Rating Level Status” means, as of any date in the case of the determination of the Applicable Margin and the Commitment Fee Rate, Level I Status, Level II Status, Level III Status or Level IV Status, as applicable.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Eurodollar Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not Eurodollar Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 8.07(d).
“Related Indemnity Person” means, with respect to any Indemnified Party, (a) if such Indemnified Party is an Institution, any of such Institution’s Affiliates and the respective officers, directors, employees, agents and advisors of such Institution and its Affiliates, (b) if such Indemnified Party is an Affiliate of an Institution, any of such Institution, such Institution’s other Affiliates and the respective officers, directors, employees, agents and advisors of such Institution and its Affiliates, and (c) if such Indemnified Party is an officer, director, employee, agent or advisor of an Institution or an

Affiliate of an Institution, any of such Institution, such Institution’s Affiliates and the respective officers, directors, employees, agents and advisors of such Institution and its Affiliates.
“Related Party” means, with respect to any Person, any other Person, so long as both Persons are any of an Institution, such Institution’s Affiliates, and such Institution’s and such Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.
“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Required Lenders” means, at any time, Lenders having at least a majority in interest of the outstanding principal amount of the Term Loans or Commitments in effect at such time, as the case might be.
“Requisite Amount” has the meaning specified in Section 6.01(d).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Subsidiary” means each Subsidiary of the Borrower listed on Schedule 4.01(j) hereto (as such Schedule may be amended, supplemented or otherwise modified from time to time by the Borrower in accordance with Section 8.01(c)).
“Restricting Information” has the meaning specified in Section 8.02(c)(i).
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctions” has the meaning specified in Section 4.01(k).
“Screen Rate” has the meaning specified in the definition of Eurodollar Rate.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Scheduled Termination Date” means 11:59 p.m. on May 28, 2021.
“Single Employer Plan” means, with respect to the Borrower, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SPV” has the meaning specified in Section 8.08(a).

“Specified Representation” means the representations and warranties in Sections 4.01(a), (b), (c), (d), (h), (i), and (k) (solely with respect to the second to last sentence thereof).
“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Syndication Agent” means Morgan Stanley Senior Funding, Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means a loan by a Lender to the Borrower pursuant to this Agreement and refers to a Base Rate Loan or a Eurodollar Rate Loan. Each of a Base Rate Loan and a Eurodollar Rate Loan shall be a “Type” of Term Loan.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.11 that is not Term SOFR.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of Term Loans hereunder, (b) the potential acquisition of spectrum and (c) the payment of the fees and expenses payable by the Borrower in connection with the Transactions.
“Type” has the meaning specified in the definition of Term Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“US Dollars” or “$” means the lawful money of the United States of America.
“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
“Withholding Agent” means the Borrower or the Administrative Agent, as the case may be.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Computation of Time Periods; Terms Generally
. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 1.03.    Accounting Terms.
(a)    All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”), as in effect from time to time, except as otherwise specifically prescribed in clause (b) below. Notwithstanding the foregoing, leases shall continue to be classified for purposes of the definition of “Debt” and “Debt Issuance” prior to giving effect to any changes in GAAP pursuant to Accounting Standards Codification 842 or, after any change to IFRS, IFRS 16.
(b)    If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or the requirement set forth in Section 5.01(i), (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative

Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.
SECTION 1.04. [Reserved].
SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to United States Eastern time (daylight or standard, as applicable).
ARTICLE II

AMOUNTS AND TERMS OF THE LOANS
SECTION 2.01. The Term Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Term Loans to the Borrower in US Dollars in a single Borrowing on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), as such amount may be reduced pursuant to Section 2.07 (such Lender’s “Commitment”). The Borrowing of Term Loans shall be in an aggregate principal amount of at least $25,000,000 and an integral multiple of $1,000,000 in excess thereof and shall consist of Term Loans of the same Type made on the Funding Date by the Lenders ratably according to their respective Commitments. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.
SECTION 2.02.     Making the Term Loans. (a) The Borrowing of Term Loans shall be made on notice by the Borrower to the Administrative Agent, given not later than 11:00 A.M. (i) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (ii) on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, and, in each case, the Administrative Agent shall give to each Lender prompt notice thereof by electronic means. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Term Loans comprising such Borrowing, (iii) aggregate principal amount of such Borrowing, (iv) the location and number of the account to which funds are to be disbursed and (v) in the case of a Borrowing consisting of Eurodollar Rate Loans, initial Interest Period for such Term Loan. Each Lender shall, before 12:00 noon (or such other later time agreed upon by the Borrower and the Administrative Agent) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.
(b)    Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Loans for any Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Loans shall then be suspended pursuant to Section 2.10 or 2.15.
(c)    Each Notice of Borrowing shall be binding on the Borrower unless revoked in writing prior to the applicable Borrowing of Term Loans. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of a Notice of Borrowing pursuant to the immediately preceding sentence or any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loan to be made by such Lender when such Term Loan, as a result of such failure, is not made on such date.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Borrowings comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this subsection (d). Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(e)    The failure of any Lender to make the Term Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on the date of such Borrowing; provided that the Commitments of the Lenders are several and no Lender shall be responsible for the failure of any other Lender to make the Term Loan to be made by such other Lender on the date of any Borrowing.
SECTION 2.03. [Reserved].
SECTION 2.04.     [Reserved].
SECTION 2.05. [Reserved]
SECTION 2.06.     Fees. (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (without duplication for any amounts accrued under the Arrangers’ Fee Letter) on the daily unused amount of such Lender’s Commitment starting on [April 20], 2021 (such date, the “Commitment Fee Start Date”), in the case of each Initial Lender, and from the later of the Commitment Fee Start Date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, until the Commitment Termination Date at a rate per annum equal to the Commitment Fee Rate, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the first such date after the Commitment Fee Start Date, and on the Commitment Termination Date.
(b)    Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.
SECTION 2.07. Termination Date, Reduction of the Commitments. (a) Commitment Termination Date. The Commitments shall automatically terminate in full upon the earliest of (x) the

Funding Date, following the making of the Term Loans on such date, (y) the Scheduled Termination Date or (z) receipt by the Administrative Agent of written notice from the Borrower of its election to terminate all commitments under this Agreement in full pursuant to this Section 2.07 (such earlier date, the “Commitment Termination Date”).
(b)    Optional Commitment Reductions. The Borrower shall have the right, upon same day notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate principal amount of at least $25,000,000 and an integral multiple of $1,000,000 in excess thereof and provided further that once terminated, a Commitment may not be reinstated. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned on the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)    Mandatory Commitment Reductions. On or prior to the Funding Date, the aggregate Commitments shall be automatically, permanently and ratably reduced dollar-for-dollar, by (a) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Debt Incurrence and/or (b) 100% of the Net Cash Proceeds received by the Borrower from any Equity Issuance. The Borrower shall provide the Administrative Agent with a certificate of an Authorized Officer no later than 5:00 P.M. on the Business Day following the receipt of Net Cash Proceeds setting forth the amount of such Net Cash Proceeds (including the calculation thereof) and the event giving rise to such Net Cash Proceeds. Upon receipt of a certificate of receipt of Net Cash Proceeds pursuant to this clause (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such reduction and such certificate shall not thereafter be revocable.
SECTION 2.08. Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Lenders on the Maturity Date for such Lenders the aggregate principal amount of the Term Loans of such Lenders then outstanding.
SECTION 2.09. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the Funding Date until such principal amount of such Term Loan shall be paid in full, at the following rates per annum:
(i)    Base Rate Loans. During such periods as such Term Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time for such Term Loan plus (y) the Applicable Margin in effect from time to time, payable, in the case of such Term Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.
(ii)    Eurodollar Rate Loans. During such periods as such Term Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Term Loan plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.
(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the overdue amount of (i) principal of any Term Loan, (ii) any interest payable thereon and (iii) any overdue fee or other amount payable hereunder, as the case may be, at a rate per annum which is (x) in the case of overdue principal, the rate that would be otherwise applicable thereto pursuant to clause (a)(i) or (a)(ii) of this Section 2.09 plus 2%, (y) in the case of overdue interest, the rate that would be otherwise applicable to the principal of the related Term Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.09 (and not pursuant to subclause (x) of this clause (b)) plus 2% and (z) in the case of overdue fees and other amounts, the rate described in clause (a)(i) of this Section 2.09 plus 2%.
SECTION 2.10. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.09(a)(i) or (ii).
(b)    Subject to Section 2.11, if, with respect to any Eurodollar Rate Loans, (i) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Term Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans or (ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for the applicable Interest Period (provided that no Benchmark Transition Event shall have occurred at such time), the Administrative Agent shall forthwith so notify the Borrower and the Lenders. Thereafter, (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (ii) the obligation of the Lenders to make, or to convert Term Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
(c)    If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Term Loans will automatically, on the last day of the then existing Interest Period therefor, continue as Eurodollar Rate Loans with an Interest Period of one month (subject to the provisions set forth in the definition of “Interest Period”).
(d)    On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Term Loans shall automatically Convert into Base Rate Loans.
(e)    Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to convert Term Loans into, Eurodollar Rate Loans shall be suspended.
SECTION 2.11.     Alternate Rate of Interest.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then if a Benchmark Replacement is determined in accordance with (x) clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the

Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(c)    In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Rate Loan of, conversion to or continuation of Eurodollar Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Term Loan of or conversion to Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 2.12. Optional Conversion of Term Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.10 and 2.15, Convert all Term Loans of one Type into Term Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans and any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than $25,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Term Loan. Each notice of Conversion shall be irrevocable and binding on the Borrower.
SECTION 2.13.     Prepayments of Term Loans.
(a)    Optional Prepayments. The Borrower may prepay the outstanding principal amount of the Term Loans in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of at least $25,000,000 and an integral multiple of $1,000,000 in excess thereof. Such prepayments shall be made upon notice to the Administrative Agent not later than 11:00 A.M. on any Business Day for Base Rate Loans and upon at least two Business Days’ notice for Eurodollar Rate Loans, stating the proposed date and aggregate principal amount of the applicable prepayment. A notice of prepayment delivered by the Borrower may state that such notice is conditioned on the effectiveness of other financing, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of a notice of prepayment pursuant to this Section 2.13 or of a commitment reduction or termination pursuant to Section 2.07(a), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment, reduction or termination.
(b)    Mandatory Prepayments. After the Funding Date, the aggregate Term Loans shall be ratably prepaid dollar-for-dollar, by (a) 100% of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries from any Debt Incurrence and/or (b) 100% of the Net Cash Proceeds received by the Borrower from any Equity Issuance, such prepayment to be effected within five (5) Business Days following the receipt of such Net Cash Proceeds. The Borrower shall provide the Administrative Agent with a certificate of an Authorized Officer no later than 5:00 P.M. on the Business Day following the receipt of Net Cash Proceeds setting forth the amount of such Net Cash Proceeds (including the calculation thereof) and the event giving rise to such Net Cash Proceeds. Upon receipt of a certificate of receipt of Net Cash Proceeds pursuant to this clause (b), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such certificate shall not thereafter be revocable.
(c)    All prepayments pursuant to this Section 2.13 shall be accompanied by interest on the principal amount prepaid, accrued to the date of such prepayment. In the event of any prepayment of Eurodollar Rate Loans pursuant to this Section 2.13, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).
SECTION 2.14.     Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other Governmental Authority each of which is effective after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, continuing, converting to or maintaining Eurodollar Rate Loans (excluding for purposes of this Section 2.14 any such increased costs resulting from Indemnified

Taxes or Excluded Taxes (as to which Section 2.17 shall govern)), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other Governmental Authority), provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.
(b)    If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by or liquidity requirement applicable to such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity requirements is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, as applicable, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender , from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender, or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other Governmental Authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity requirements to be allocable to the existence of such Lender’s commitment to lend hereunder, provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.
(c)    Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Commitment and Term Loans to the Borrower and the total lending commitments and loans of such Lender to its similarly situated customers.
(d)    For purposes of this Section 2.14, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations recommendations and directives promulgated thereunder, issued in connection therewith or in implementation thereof (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations, recommendations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case, pursuant to Basel III, shall in each case be deemed introduced or adopted after the date hereof regardless of the date enacted, adopted, issued, promulgated or implemented. For the avoidance of doubt, the Bank for International Settlements and the Basel Committee on Banking Supervision each constitute a “Governmental Authority” for purposes of this Section 2.14.

SECTION 2.15. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan will automatically, upon such demand, Convert into a Base Rate Loan or a Term Loan that bears interest at the rate set forth in Section 2.09(a)(i), as the case may be, and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Term Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 2.16. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, if any, not later than 2:00 P.M. on the day when due, in US Dollars or any foreign currency as provided herein, to the Administrative Agent at the Administrative Agent’s Account in same day funds, without set-off, counterclaim or deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.08, 2.14, 2.17 or 8.04(c), and subject to Section 2.21) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)    All computations of interest based on the Base Rate at times when the Base Rate is based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Base Rate at times when the Base Rate is not based on the Prime Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate or fee.
(c)    Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender severally shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the

Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(d), 2.16(d) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) until such time as the Administrative Agent and the Borrower each agree that such Lender has adequately remedied all matters that caused such Lender to fail to make such payment, hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its sole discretion.
SECTION 2.17. Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of the Borrower hereunder or under the Notes shall to the extent permitted by applicable laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable laws require the Withholding Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Withholding Agent.
(ii)    If the Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required taking into account the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or deductions (including those applicable to additional sums payable under this Section 2.17) the Administrative Agent or Lender, as applicable receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws or, at the option of the Administrative Agent, timely reimburse it for the payment of such Other Taxes.
(c)    Indemnification.
(i)    Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) withheld or deducted by the Withholding Agent or paid by the Administrative Agent or an applicable Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or related charges were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall severally indemnify, within 30 days after demand therefor, (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender(but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) the Withholding Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(e) relating to the maintenance of a Participant Register and (iii) the Withholding Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Withholding Agent, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Withholding Agent, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).
(d)    Evidence of Payments. As soon as reasonably practicable, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(ii), (e)(iii)(A) through (e)(iii)(D), and (e)(iv) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (which, for the avoidance of doubt, Borrower shall have the option to reimburse) or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (or, if such Lender is disregarded as an entity separate from its owner for United States Federal income tax purposes, the Person treated as its owner for United States Federal income tax purposes) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed copies of Internal Revenue Service Form W-9 (or successor thereto) or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;
(iii)    Without limiting the generality of the foregoing, each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for United States Federal income tax purposes, the Person treated as its owner for United States Federal income tax purposes) that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver, to the extent it is legally entitled to do so, to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(A)    executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(B)    executed copies of Internal Revenue Service Form W-8ECI (or successor thereto),
(C)    executed copies of Internal Revenue Service Form W-8IMY (or successor thereto) and all required supporting documentation, including Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor thereto), a certificate substantially in the form of Exhibit E-2 or Exhibit E-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit E-4,
(D)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for United States Federal income tax purposes, the Person treated as its owner for United States Federal income tax purposes) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code: (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender (or such other Person) is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; and (y) executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or successor thereto), or

(E)    executed copies of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iv)    Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), each Lender shall deliver to the Administrative Agent and the Borrower, and the Administrative Agent shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonbly requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Administrative Agent and the Borrower, as applicable, as may be necessary for the Administrative Agent and the Borrower to comply with their respective obligations under FATCA and to determine whether payments to such Lender or Administrative Agent are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(v)    Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Borrower have any obligation to file for or otherwise pursue on behalf of a Lender or the Administrative Agent, or have any obligation to pay to any Lender or the Administrative Agent, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Administrative Agent, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes for which it has been indemnified under this Section 2.17, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such indemnified party and without interest (other than any interest actually paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Government Authority), in the event such indemnified party is required to repay the relevant refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)    Reduction of Additional Amounts. Any Lender shall use reasonable efforts to take such steps (including changing the jurisdiction of its Applicable Lending Office) as would not be notably disadvantageous to it to avoid or minimize any indemnity payments or additional amounts payable by the Borrower pursuant to this Section 2.17. The Borrower shall reimburse such Lender for reasonable expenses incurred in connection with such steps.
SECTION 2.18. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loans owing to it (other than pursuant to Section 2.14, 2.17, 2.21, 8.01(b), 8.04(c) or 8.07) in excess of its ratable share of payments on account of the Term Loans, such Lender shall forthwith purchase from the other Lenders such participations in the Term Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.18 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
SECTION 2.19. Use of Proceeds. The proceeds of the Term Loans shall be available (and the Borrower agrees that it shall use such proceeds) solely for general corporate purposes of the Borrower and its Subsidiaries, including any potential acquisition of spectrum, provided that such proceeds shall not be used for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). After applying the proceeds of each Term Loan, not more than 25% of the value (as determined by any reasonable method) of the assets of the Borrower shall be represented by margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).
SECTION 2.20. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Term Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender in a principal amount up to the Commitment of such Lender.
(b)    The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include (i) the date and amount of each Term Loan made hereunder, the Type of Term Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.
(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.
SECTION 2.21. Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    commitment fees shall cease to accrue from and after the time such Lender becomes a Defaulting Lender on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.06(a); and
(b)    the Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including, without limitation, any consent to any amendment, waiver or modification pursuant to Section 8.01), provided that any amendment, waiver or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders, or that would (i) change the percentage of Commitments or of the aggregate unpaid principal amount of the Term Loans or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (ii) amend this Section 2.21 or Section 8.01, (iii) increase or extend the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (iv) reduce the principal of the Term Loans made by such Defaulting Lender or (v) postpone any date fixed for any payment of principal of, or interest on, the Term Loans made by such Defaulting Lender, fees or other amounts payable hereunder to such Defaulting Lender, shall in each case require the consent of such Defaulting Lender (which consent shall be deemed to have been given if such Defaulting Lender fails to respond to a request for such consent within 20 days).
ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING
SECTION 3.01. Conditions to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) that the following conditions have been satisfied:
(a)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b)    The Borrower shall have paid all fees and reasonable out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders that are due and payable on the Effective Date, including the invoiced fees and expenses of counsel to the Administrative Agent, for which invoices have been presented to the Borrower at least three Business Days prior to the Effective Date.
(c)    The Administrative Agent (or its counsel) shall have received on or before the Effective Date each of the following:
(i)    copies of the certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii)    the Notes to the extent requested by any Lender pursuant to Section 2.20, which request was made in writing at least five Business Days prior to the Effective Date;
(iii)    copies, certified by the Secretary, Assistant Secretary or Assistant Corporate Secretary of the Borrower, of its by-laws and of its board of directors’ resolutions authorizing the borrowing by the Borrower hereunder and the payment of related fees and expenses and the execution of the Loan Documents to which it is a party;
(iv)    an incumbency certificate, executed by the Secretary, Assistant Secretary or Assistant Corporate Secretary of the Borrower, which shall identify by name and title and bear the signatures of any of the Authorized Officers and any other officers or employees of the Borrower authorized to sign the Loan Documents to which it is a party and to request Term Loans hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower; and
(v)    a favorable written opinion of the Senior Vice President, Deputy General Counsel and Corporate Secretary for the Borrower, substantially in the form of Exhibit D hereto.
(d)    The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, as reasonably requested by the Administrative Agent in writing at least ten days prior to the Effective Date.
SECTION 3.02. Conditions to the Funding Date. The obligation of each Lender to make a Term Loan, shall be subject to the conditions that the Effective Date shall have occurred and on the date of the Borrowing of such Term Loans (such date, the “Funding Date”) the following statements shall be true:
(a)    the Specified Representation shall be accurate in all material respects (other than any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or other similar language, which shall be accurate in all respects) on and as of the Funding Date before and after giving effect to such Borrowing of Term Loans and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent that any such representation or warranty relates to a specific earlier date in which case it was true as of such earlier date), and
(b)    no event has occurred and is continuing, or would result from such Borrowing of Term Loans or from the application of the proceeds therefrom, that constitutes an Event of Default under Section 6.01(a) or (e).
SECTION 3.03. Actions During the Availability Period. During the period from and including the Effective Date to and including the Commitment Termination Date (the “Availability Period”), and notwithstanding (i) any provision to the contrary in this Agreement or otherwise or (ii) that any condition to the occurrence of the Effective Date or otherwise may subsequently be determined not to have been satisfied or that any representation made on the Effective Date or the Funding Date was incorrect or any failure by the Borrower to comply with the covenants set forth in Article V, except as set forth in Section 3.02, neither the Administrative Agent nor any Lender nor any other person shall be entitled to (a) cancel any of its Commitments (except as set forth in Section 2.07) to the extent doing so would prevent, limit or delay the making of its Term Loan, (b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy or make or enforce any claim under this Agreement, the Notes, the Fee Letters or otherwise it may have to the extent doing so would prevent, limit or delay the making of its Term Loan, (c) refuse to make its Term Loan or (d) exercise any right of set-off or counterclaim in respect of its Term Loan to the extent to do so would prevent, limit or delay the making of its Term Loan.  Without limiting Section 3.02 hereof, inaccuracy of a representation or warranty on or prior to the Funding Date, or failure by the Borrower to comply with the covenants set forth in Article V on or prior to the funding of the Term Loans on the Funding Date, shall not constitute a breach of this Agreement and the Administrative Agent and the Lenders shall have no rights or remedies with respect thereto; provided that after the funding of the Term Loans on the Funding Date, the Lenders shall have all rights and remedies pursuant to Article VI notwithstanding that they were not available during the Availability Period.
SECTION 3.04. [Reserved].
SECTION 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Effective Date specifying its objection thereto. The Administrative Agent (or its counsel) shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Effective Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows on the Effective Date (other than the representation and warranty set forth in Section 4.01(g)) and on the Funding Date:
(a)    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.
(b)    The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the Borrower’s charter or by-laws (or other equivalent organizational documents) or (ii) except where such contravention would not reasonably be expected to have a Material Adverse Effect, any law or contractual restriction binding on or affecting the Borrower.
(c)    No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, if any, except as would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Notes, if any, or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
(d)    This Agreement has been, and each of the Notes, if any, when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.
(e)    The Consolidated balance sheet of the Borrower as at September 30, 2020, and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, which have been made publicly available on the SEC’s EDGAR system website, fairly present, in all material respects, the Consolidated financial condition of the Borrower as at such date and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP.
(f)    There is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries which has not been disclosed in the Borrower’s most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed with the SEC on or prior to the date hereof before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of any Loan Document and as to which there is a reasonable possibility of an adverse decision.
(g)    Since September 30, 2020, there has been no Material Adverse Change.
(h)    The Borrower is not an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.
(i)    No part of the proceeds of any Term Loans will be used by the Borrower in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System.
(j)    Set forth on Schedule 4.01(j) hereof is a list of Subsidiaries of the Borrower that, for the most recent fiscal quarter of the Borrower, in the aggregate, together with the Borrower, accounted for not less than 65% of total revenues and sales as shown on the Consolidated financial statements of the Borrower for such fiscal quarter.
(k)    None of the Borrower, any of its Restricted Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower, any directors or officers of any of the Borrower’s Restricted Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the United States Department of State (collectively, “Sanctions”). None of the Borrower nor its Restricted Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. No part of the proceeds of the Term Loans shall be used by the Borrower in violation of (i) the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) Sanctions. The Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Act, as applicable, and (ii) Sanctions.
ARTICLE V

COVENANTS OF THE BORROWER
SECTION 5.01. Affirmative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.
(b)    Payment of Taxes, Etc. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that the

Borrower and the Restricted Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been set aside in accordance with GAAP or (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(c)    Maintenance of Insurance. Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is (i) consistent with the Borrower’s past practice or (ii) usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates; provided, however, that each of the Borrower and the Restricted Subsidiaries may self-insure to the extent consistent with prudent business practice.
(d)    Preservation of Existence, Etc. Preserve and maintain its existence, rights and franchises; provided, however, that the Borrower may consummate any transaction not prohibited by Section 5.02(b), and provided further that the Borrower shall not be required to preserve any right or franchise if the management of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.
(e)    Visitation Rights. During normal business hours and upon not less than five days’ notice, permit the Administrative Agent (and during the continuance of a Default, one or more Lenders) or agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Borrower and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of the Restricted Subsidiaries with the appropriate representatives of the Borrower and together with, subject to the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), the appropriate representatives of the Borrower’s independent certified public accountants (such actions collectively, an “inspection”); provided that the Administrative Agent and the Lenders may make copies of and abstracts from the records and books of account only at times when a Default has occurred and is continuing; provided further that so long as no Default or Event of Default is continuing, (i) the number of inspections that may be conducted in any fiscal year shall not exceed one and (ii) an inspection shall occur only at times when a Term Loan made to the Borrower shall be outstanding. Notwithstanding anything to the contrary herein, nothing in this Agreement will require the Borrower or any Restricted Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable law or regulation or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that you shall (x) in the case of clause (iii), use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate or waive the applicable privilege, law, rule, regulation or obligation, (y) to the extent you are unable to disclose any such information, notify us if any such information is being withheld as a result of any such privilege, law, rule, regulation or obligation of confidentiality (but solely if providing such notice would not violate or waive such privilege, law, rule, regulation or obligation of confidentiality) and (z) the representations and warranties made by you herein or in any certificate required to be delivered hereunder shall not be affected in any way by your decision not to provide such information.
(f)    Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, in all material respects, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.
(g)    Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not result in a Material Adverse Effect.
(h)    [Reserved.]
(i)    Reporting Requirements. Furnish to the Administrative Agent to make available (and the Administrative Agent agrees to make available and so deliver copies thereof) to each Lender (it being understood that each such deliverable shall be subject to the confidentiality provisions of Section 8.15 hereof):
(i)    as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated unaudited balance sheet of the Borrower as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with GAAP;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, containing the Consolidated balance sheet of the Borrower as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower for such fiscal year, in each case accompanied by the opinion(s) of one or more firms of independent certified public accountants of nationally recognized standing;
(iii)    promptly after an Authorized Officer of the Borrower obtains knowledge of the occurrence of a Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(iv)    promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its security holders, and copies of all reports on Form 8-K that the Borrower files with the SEC (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);
(v)    promptly after an Authorized Officer of the Borrower obtains knowledge thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Restricted Subsidiaries of the type described in Section 4.01(f);
(vi)    reasonably promptly after the request by any Lender, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, as reasonably requested by such Lender in writing; and
(vii)    such other information respecting the Borrower or any of the Restricted Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
Reports required to be delivered pursuant to clauses (i), (ii) and (iv) above for the Borrower shall be deemed to have been delivered on the date on which the Borrower posts such reports on any of www.sec.gov or www.verizon.com or on Intralinks (or another similar website for purposes of posting information to the Lenders to which the Administrative Agent and the Lenders have access) and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (iv) above.
(j)    Use of Proceeds. Use the proceeds of the Term Loans solely for general corporate purposes of the Borrower and its Subsidiaries, including any potential acquisition of spectrum, provided that such proceeds shall be used in accordance with the provisions of Section 2.19.
SECTION 5.02. Negative Covenants. So long as any Term Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not:
(a)    Liens, Etc. Create any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Term Loans shall be secured by such Lien equally and ratably with (or prior to) any and all obligations and Debt so secured so long as such obligations and Debt are so secured, provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:
(i)    Permitted Liens,
(ii)    purchase money Liens upon or in any real property or equipment acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,
(iii)    the Liens existing on the Effective Date,
(iv)    Liens on property of a Person existing at the time such Person is merged into or consolidated with or acquired by the Borrower, provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Borrower, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition, (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and (C) the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into, consolidated with or acquired by the Borrower,
(v)    Liens to secure Debt issued by the Borrower in connection with a consolidation or merger of the Borrower with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate),
(vi)    the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby, and

(vii)    other Liens securing Debt or other obligations in an aggregate principal amount not to exceed at any time outstanding $400,000,000 (it being understood that any increase in the amount of Debt secured by such Liens shall be deemed to be the creation of a Lien for the purpose of this Section 5.02(a)).
(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that the Borrower may merge with any of the Restricted Subsidiaries so long as the surviving Person assumes all obligations of the Borrower hereunder and under the Notes, the documentation evidencing such assumption of obligations is reasonably satisfactory to the Required Lenders and such surviving Person has a Rating from at least two of Moody’s, S&P or Fitch of better than or equal to Baa2, BBB and BBB, respectively, or if no Rating is available for such surviving Person, then such surviving Person has a Commercial Paper Rating from at least two of Moody’s, S&P or Fitch of better than or equal to P-2, A-2 or F-2, respectively, provided that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.
(c)    Accounting Changes. Make or permit, or permit any of the Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP, (ii) to implement IFRS pursuant to Section 1.03(b) or (iii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (iii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole as determined in good faith by the Borrower.
ARTICLE VI

EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events (“Event of Default”) shall occur and be continuing:
(a)    The Borrower shall fail to pay (i) any principal of any Term Loan when the same becomes due and payable; or (ii) any interest on any Term Loan within three Business Days after the same becomes due and payable or (iii) any fees or other amounts payable under this Agreement or any Note after the same become due and payable and such failure in the case of clause (iii) shall continue for three Business Days after the receipt by the Borrower of written notice from the Administrative Agent of such amount being due, together with a statement in reasonable detail of the calculation thereof; or
(b)    Any representation or warranty made or deemed made by the Borrower herein or in any certificate required to be delivered hereunder shall prove to have been untrue in any material respect when made or deemed made; or
(c)     (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), Section 5.01(i)(iii) or Sections 5.02(a) or (b), (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.02(c) required to be performed or observed by it and such failure shall remain unremedied for five Business Days or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement required to be performed or observed by it and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    The Borrower or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $1,000,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Restricted Subsidiary, as the case may be (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt and such Debt shall not have been discharged or such event or condition shall continue to exist; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, or results of operations of the Borrower or such Restricted Subsidiary, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Restricted Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or
(e)    The Borrower or any of the Restricted Subsidiaries shall (i) generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (ii) the Borrower or any of the Restricted Subsidiaries shall take any corporate (or other organizational) action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or
(f)    Any final judgment or order for the payment of money in excess of $1,000,000,000 shall have been rendered against the Borrower or any of the Restricted Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not have been in effect and such judgment or order is not satisfied, vacated or discharged; provided, however, that any such judgment or order shall not be an Event of Default under this subsection (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer or reinsurer shall be rated, or, if more than one insurer or reinsurer, at least 90% of such insurers or reinsurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) or reinsurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order (but any amount of such claim not disputed shall not count towards the determination of an Event of Default under this subsection (f)); or
(g)     (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such

Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower or (ii) during any period of up to 11 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 11-month period were directors of the Borrower, together with individuals nominated or appointed to the board of directors of the Borrower by a majority of the directors then still in office who were either directors at the beginning of such 11-month period or whose nomination or appointment was previously so approved, shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of the Borrower) to constitute a majority of the board of directors of the Borrower; or
(h)    The Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to the Borrower, (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan, or (iii) the reorganization or termination of a Multiemployer Plan;
then, and in any such event, subject to Section 3.03, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Term Loans, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon the Term Loans of the Borrower, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the Commitments of each Lender to make Term Loans to the Borrower shall automatically be terminated and (B) the Term Loans of the Borrower, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII

THE ADMINISTRATIVE AGENT
SECTION 7.01. Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of any Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the Lender that made any Term Loan as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic means) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing.
SECTION 7.03. Administrative Agent and Affiliates. With respect to its Commitment, the Term Loans made by it and any Notes issued to it, the bank serving as the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include such bank in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Borrower, its Subsidiaries and any Person who may do business with or own securities of the Borrower or its Subsidiaries, all as if such bank were not the Administrative Agent and without any duty to account therefor to the Lenders.
SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
SECTION 7.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably (determined at the time such indemnification is sought) according to the respective principal amounts of the Term Loans owed to each of them (or if no Term Loans are at the time outstanding, ratably according to their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement in its capacity as such, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share (determined at the time such reimbursement is sought) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.
SECTION 7.06. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 7.07. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 7.08. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 7.09. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $5,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Borrower so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and specify the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 7.10. Other Agents. Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and Joint Bookrunners and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.
SECTION 7.11. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i)    none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations under this Agreement),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the

Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent, or any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.
(c)    The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans, or the Commitments for an amount less than the amount being paid for an interest in the Term Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE VIII

MISCELLANEOUS
SECTION 8.01. Amendments, Etc. (a) Subject to Section 2.11, no amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (ii) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) change the percentage of the Commitments of or the aggregate unpaid principal amount of the Term Loans or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (B) amend this Section 8.01; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent, (A) increase or extend the Commitment of such Lender or subject such Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender or an additional obligation of any Lender), (B) reduce the principal of, or rate of interest on, the Term Loans made by such Lender, fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Term Loans made by such Lender, fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.18 or otherwise change Sections 2.01, 2.02, 2.07, 2.08, 2.13, 2.16 or 2.18 in a manner that would alter the pro rata sharing of any payment or reduction in the Commitments required thereby; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement (including Section 2.21) or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent provided in Section 2.21.
(b)    Each Lender grants (x) to the Administrative Agent the right (which right may be exercised by the Administrative Agent in its sole discretion) to purchase all (but not less than all) of such Lender’s Commitments and Term Loans owing to it and the Notes held by it and all of its rights and obligations hereunder at a price equal to the aggregate principal amount of outstanding Term Loans owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender) and (y) to the Borrower the right (which right may be exercised by the Borrower in its sole discretion) to cause an assignment of all (but not less than all) of such Lender’s Commitments and Term Loans owing to it and the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Administrative Agent (in its sole discretion) or the Borrower (in its sole discretion), as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders or all of the affected Lenders and to which the Required Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver an Assignment and Acceptance pursuant to Section 8.07; provided, however, that if such Lender does not execute and deliver such Assignment and Acceptance, it shall be deemed to have executed and delivered such document pursuant to Section 8.07.
(c)    The Borrower may amend, supplement or otherwise modify Schedule 4.01(j) hereto at any time by notice to the Administrative Agent (which shall promptly furnish a copy of such notice to each Lender), provided that immediately after giving effect to any such revised Schedule 4.01(j) no Default shall have occurred and be continuing and the representation and warranty made in Section 4.01(j) shall be true.
SECTION 8.02.    Notices, Communications and Treatment of Information.
(a)    Notices. (i) Subject to paragraph (b) of this Section and except as otherwise expressly provided herein, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
        (A)    if to the Borrower,
Verizon Communications Inc.
One Verizon Way
Basking Ridge, NJ 07920
Attention: Suzanne Ferrara-Mora, Vice President and Assistant Treasurer
Phone: (908) 559-5870
Email:    suzanne.ferrara-mora@verizon.com;
    vztreasuryfinancing@verizon.com

        (B)    if to any Initial Lender, at its Domestic Lending Office;

        (C)    if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and

        (D)    if to the Administrative Agent,

JPMorgan Chase Bank, N.A.

c/o Mary Crews
500 Stanton Christina Road, NCC 5
Newark, DE 19713
Phone: 302.634.5758
Fax: 302.634.3301
Email: mary.crews@jpmorgan.com
Group Email: 12012443629@tls.ldsprod.com (pdf transmissions only)

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.
(ii)    All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when received by the intended recipient, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, (4) if delivered by posting to a website specified in Section 5.01(i), when such notice, demand, request, consent or other communication shall have been made available on such website to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders have been notified in respect of such posting that a communication has been posted to such website and (5) if delivered by electronic mail or any other telecommunications device, when received by the intended recipient; provided that notices and communications to the Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.
(iii)    Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clauses (i) and (ii) be followed or if the Borrower elects to effect delivery of a communication pursuant to clause (ii)(4) above) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to covenant.compliance@jpmorgan.com and intralinks.publications@jpmorgan.com, with a copy to gohsiew.tan@jpmorgan.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
(b)    Posting of Approved Electronic Communications.

(i)    Each of the Lenders and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent in its reasonable judgment to be its electronic transmission system (the “Approved Electronic Platform”).
(ii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and, except with respect to any distribution found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Indemnity Persons, assumes the risks of such distribution.
(iii)    THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF THE APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE).
(iv)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Approved Electronic Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Approved

Electronic Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(c)    Treatment of Information.
(i)    Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material nonpublic information with respect to the Borrower or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges its obligations under United States Federal and state securities laws. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (1) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (2) shall have, or incur, any liability to (i) any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender or (ii) the Borrower or any of its Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties.
(ii)    The Borrower agrees that (1) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall, if such Communications are determined by the Borrower not to contain Restricting Information, be (A) clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (B) accompanied by a customary authorization letter in form reasonably satisfactory to the Administrative Agent (any Communication satisfying both (A) and (B), an “Approved PUBLIC Communication”),

(2) the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Approved PUBLIC Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.15) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (3) all Approved PUBLIC Communications may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (4) the Administrative Agent shall be entitled to treat any Communications that are not Approved PUBLIC Communications as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information”. Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to any of the Borrower or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 8.02(c) shall modify or limit a Person’s obligations under Section 8.15 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
(iii)    Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.
(iv)    Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, but not by way of limitation, the items required to be made available to the Administrative Agent specified in Section 5.01(i)) unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the SEC by the Borrower (to the extent that the Borrower shall from time to time be subject to the reporting requirements of the SEC). None of the Borrower, the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.
(v)    The provisions of the foregoing clauses of this Section 8.02(c) are designed to assist the Administrative Agent, the Lenders and the Borrower in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and the Borrower assume the risks associated therewith.
SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation and duplication costs and (B) the reasonable fees and expenses of a single counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent and the Joint Lead Arrangers as to their rights and responsibilities under this Agreement and the Fee Letters (subject to the limitations set forth in the Fee Letters with respect to fees and expenses of counsel in connection with the initial negotiation and execution of this Agreement and the primary syndication of the Term Loans). Such expenses shall be paid by the Borrower upon presentation of an itemized statement of account (after reasonable time for the Borrower to review such statement of account), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the Fee Letters and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, each Joint Lead Arranger and each Lender in connection with the enforcement of rights under this subsection (a).
(b)    No party to this Agreement shall have any liability, based on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans; provided that this sentence shall not limit the Borrower’s indemnification obligations set forth in the immediately succeeding paragraph.
The Borrower agrees to indemnify and hold harmless the Administrative Agent, each Joint Lead Arranger, each Lender, and each of their Affiliates and their and such Affiliates’ respective officers, directors, employees, agents and advisors (each, together with their successors and permitted assigns, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the syndication of the credit facility established hereby, this Agreement, the Notes, the Fee Letters, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, whether or not such investigation, litigation or proceeding is based on contract, tort or any other theory, whether or not it is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party or any of its Related Indemnity Persons or (B) arises from disputes among two or more Indemnified Parties (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., as the Administrative Agent or a Joint Lead Arranger) under this Agreement or the Fee Letters or to the extent that it involves the Joint Lead Arrangers’ or the Administrative Agent’s syndication activities). Paragraph (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower (or pursuant to Section 8.01(b)) to or for the account of a Lender other than on the last day of the Interest Period for such Term Loan, as a result of a payment, prepayment (whether optional or mandatory) or Conversion pursuant to this Agreement or acceleration of the maturity of the Term Loans pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment, Conversion or failure to prepay, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Loan.
(d)    Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in Sections 2.14, 2.17, 8.04 and 8.15 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and termination of the Commitments; provided that Section 8.15 shall only survive for the period of two years following the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and termination of the Commitments.
SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Term Loans due and payable pursuant to the provisions of Section 6.01 and notice to the Borrower as required under Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notices shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.
SECTION 8.06. Binding Effect. This Agreement shall become effective on and as of the Effective Date, subject to the satisfaction of the conditions set forth in Section 3.01 and shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all the Lenders. This Agreement and the Fee Letters and any other separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
SECTION 8.07. Assignments and Participations. (a) Each Lender may, with the consent of (i) the Administrative Agent and (ii) the Borrower, each such consent not to be unreasonably withheld or delayed; provided that (x) prior to the funding of the Term Loans on the Funding Date, such consent of the Borrower shall not be required in the case of an assignment to an Affiliate of such Lender or to an Approved Institution and (y) after the funding of the Term Loans on the Funding Date, such consent of the Borrower (A) shall not be required if an Event of Default under Section 6.01(a) or (e) has occurred and is continuing, (B) shall not be required in the case of an assignment to a Lender or its Affiliate, an Approved Fund of a Lender or an Approved Institution and (C) shall be deemed to have been given if the Borrower shall not have provided a response within ten (10) Business Days of a written request for consent and, if demanded by the Administrative Agent or the Borrower pursuant to Section 8.01(b) or following a request for a payment to or on behalf of such Lender under Section 2.14 or 2.17 or following a notice given by such Lender pursuant to Section 2.15 or if such a Lender is a Defaulting Lender, upon at least ten Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Term Loans owing to it and any Notes held by it), provided that the Borrower may make a demand with respect to a Lender that has given notice pursuant to Section 2.15 only if the Borrower makes such demand of all Lenders similarly situated that have given such notice, and provided further that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement and the Notes held by it, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $25,000,000 and an integral multiple of $1,000,000 in excess thereof unless otherwise agreed by the Borrower and the Administrative Agent, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower or the Administrative Agent shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower or the Administrative Agent unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate principal amount at least equal to the aggregate outstanding principal amount of the Term Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts that have accrued and are payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance (or to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants), together with any Notes subject to such assignment (it being understood that a Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and Notes on the fifth Business Day following the demand of the Administrative Agent or the Borrower) and, except in the case of an assignment to a Lender or an Affiliate of a Lender, a processing and recordation fee of $3,500 (which shall be paid by Persons other than the Borrower unless such assignment is made as a result of a demand by the Borrower and by Persons other than the assigning Lender in the case of an assignment required by Section 8.01(b)) and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon such execution (including deemed execution), delivery (including deemed delivery), acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights other than rights of indemnification under Section 8.04 or otherwise relating to a time prior to the effective date of such Assignment and Acceptance and be released from its obligations under this Agreement other than pursuant to Section 8.15 (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(b)    By executing and delivering (or being deemed to have executed and delivered) an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e), the most recent financial statements required to be delivered pursuant to Section 5.01(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
(c)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee representing that it is an Eligible Assignee and, if required, the Borrower (or to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants), together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto or is in such other form approved by the Administrative Agent and, so long as no Event of Default under Section 6.01(a) or (e) has occurred and is continuing, the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower by providing a copy of such Assignment and Acceptance.

(d)    The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Term Loans owing to, each Lender from time to time (the “Register”). Except as otherwise provided in Section 2.20(c), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e)    Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Term Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the obligee of any such Term Loan for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a Participant as to the manner in which the Lender shall exercise the Lender’s rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(e) (it being understood that the documentation required under Sections 2.17(e) shall be delivered to the participating Lender)) and 8.04(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 2.14(c) as if it were an assignee under paragraph (b) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 2.14 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation; provided the sale of such participation to such Participant was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions with respect to the replacement of Lenders set forth in Section 8.07(a) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender.
(f)    Any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loans owing to it, any Note or Notes held by it) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder, substitute any such pledgee or assignee for such Lender as a party hereto or have the effect of increasing the costs payable by the Borrower.
(g)    Notwithstanding anything to the contrary in subsection (a) above, any Lender may at any time, without the consent of, but with notice to the Borrower, assign all or part of its rights or obligations under this Agreement to any Affiliate of such Lender; provided, however, that no such assignment shall have the effect of increasing the costs payable by the Borrower.
SECTION 8.08. SPV Designations. (a) Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Designating Lender shall be obligated to make such Term Loan pursuant to the terms hereof and (iii) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Term Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Term Loan were made by such Designating Lender.
(b)    As to any Term Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Term Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement and to exercise on such SPV’s behalf all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Term Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note, if any Note shall be issued hereunder to such Designating Lender, as agent for such SPV to the extent of the Term Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV.
(c)    Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.
(d)    In addition, notwithstanding anything to the contrary contained in this Section 8.08 or otherwise in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Term Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 8.08 may not be amended without the written consent of any Designating Lender affected thereby.
SECTION 8.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 8.10. Execution in Counterparts. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an executed signature page (whether executed pursuant to an Electronic Signature or a manual signature) shall be effective and treated as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to permit Electronic Signatures, transmission of such Electronic Signatures as described above or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an executed signature page (whether executed pursuant to an Electronic Signature or a manual signature)), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided, that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it, such consent not to be unreasonably withheld; provided, further, (i) the parties shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of such other party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any party, any Electronic Signature shall be promptly followed by a manually executed counterpart..
SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.
(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State court or Federal court referred to in Section 8.11(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent, the Joint Lead Arrangers and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
SECTION 8.13. USA Patriot Act. Each Lender, as applicable, and each Joint Lead Arranger hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Joint Lead Arranger to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to each Lender and each Joint Lead Arranger.
SECTION 8.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)    The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 8.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 8.15. Confidentiality. (a) Each of the Administrative Agent, the Lenders and the Joint Lead Arrangers agrees to, and to cause its respective officers, directors, employees, agents and representatives to, maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective officers, employees, attorneys and advisors on a confidential and need-to-know basis (it being understood that the Administrative Agent, such Lender or such Joint Lead Arranger as the case may be, shall inform the Persons to whom such disclosure is made of the confidential nature of such Information and, in the case of any such disclosure to an Affiliate, director, officer, employee, attorney or advisor cause compliance by such Persons with this Section), (ii) subject to the immediately following three sentences, to the extent requested by any regulatory authority with jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) subject to the immediately following three sentences, to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions at least as restrictive as those of this Section to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, in the case of prospective assignees or participants on a confidential and need-to-know basis for purposes of analyzing, discussing, negotiating or performing services in connection with and consummating such assignment or participation, (B) any actual or prospective party (or its officers, employees, attorneys and advisors) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in each case on a confidential and need-to-know basis for purposes of analyzing, discussing, negotiating or performing services in connection with and consummating such swap, derivative or other transaction, (C) any rating agency or (D) the CUSIP Service Bureau or any similar organization, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, any Joint Lead Arranger or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower without a duty of confidentiality to the Borrower or its Subsidiaries having been breached to the knowledge of the Administrative Agent, such Lender or such Joint Lead Arranger as the case may be. If the Administrative Agent, any Lender or any Joint Lead Arranger is required by statute, applicable law, regulation or by legal or regulatory authority or other judicial, administrative or governmental proceeding, inquiry or requirement or stock exchange regulation, process or proceeding (including without limitation, being legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process and whether or not resulting from its action or inaction) to disclose any Information pursuant to clause (ii) or (iii) of the immediately preceding sentence, such Person shall promptly notify the Borrower in writing of such requirement (unless such notice is prohibited by law or such requirement is due to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority that does not specifically target the Borrower or any Information) so that the Borrower may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement (in each case, solely at the Borrower’s expense); provided, that such notification requirement shall only apply if the request specifically targets the Borrower or any Information. The Administrative Agent, each Lender and each Joint Lead Arranger agrees to reasonably cooperate with the Borrower (at the Borrower’s expense) in its efforts to obtain such a protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Person shall be permitted hereunder to furnish only that portion of the Information that it is advised by counsel it is legally required to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Information. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (including the Fee Letters and any information obtained based on a review of the books and records of the Borrower and its Subsidiaries) relating to the Borrower or any of its Subsidiaries or any of their respective businesses. In addition, the Administrative Agent and the Lenders may, on or after the Effective Date, provide to market data collectors, such as league table or other service providers to the lending industry, information relating to the closing date, size, type, purpose of and parties to this Agreement.
(b)    Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Borrower or on its behalf and relating to the Borrower, its Subsidiaries or its or their respective businesses may include material non-public information concerning the Borrower and its Subsidiaries or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and state securities laws.
(c)    All such information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Subsidiaries and its and their securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
SECTION 8.16. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

The Administrative Agent and each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, its stockholders and/or their Affiliates.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.
SECTION 8.17. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Term Loan, and shall continue in full force and effect as long as any Term Loan or any other obligation of the Borrower hereunder shall remain unpaid or unsatisfied.
SECTION 8.18. [Reserved].
SECTION 8.19. Entire Agreement. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
SECTION 8.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.
VERIZON COMMUNICATIONS INC.
By: /s/ Scott Krohn
Name: Scott Krohn
Title: Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Lender
By: /s/ Ryan Zimmerman
Name: Ryan Zimmerman
Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Lender
By: /s/ Anish Shah
Name: Anish Shah
Title: Authorized Signatory

Schedule 2.01 - Commitments

Lender	Commitment (U.S.$)
JPMorgan Chase Bank, N.A.	$12,500,000,000
Morgan Stanley Senior Funding, Inc.	$12,500,000,000
Total:	$25,000,000,000

Schedule 4.01(j) - Restricted Subsidiaries

Cellco Partnership d/b/a Verizon Wireless
Verizon Pennsylvania LLC
Including the consolidated Subsidiaries of each of the above-listed entities (other than any Subsidiary formed for the purpose of engaging in receivables financing).

EXHIBIT A

FORM OF
PROMISSORY NOTE
Dated: _________, 20__

FOR VALUE RECEIVED, the undersigned, VERIZON COMMUNICATIONS INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________________ (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date the principal amount of the Term Loans made by the Lender to the Borrower pursuant to the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 among the Borrower, the Lender and certain other lenders parties thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on the Maturity Date.
The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to JPMCB, as Administrative Agent, at its office most recently designated by it for such purpose by notice to the Lenders and the Borrower, in same day funds. Each Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Term Loans by the Lender to the Borrower, the indebtedness of the Borrower resulting from each such Term Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.
VERIZON COMMUNICATIONS INC.

By
    Name:
    Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B

FORM OF
NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A.,
as Administrative Agent for the Lenders
party to the Credit Agreement
referred to below
270 Park Avenue
New York, New York 10017
Attention: _______________

Ladies and Gentlemen:

The undersigned, VERIZON COMMUNICATIONS INC., refers to the 364-Day Term Loan Credit Agreement, dated as of February 24. 2021 (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Term Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Term Loan (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
The Business Day of the Proposed Borrowing is _______________, ____.
The Type of Term Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].
The aggregate principal amount of the Proposed Borrowing is $_______________.
Location and number of the account to which funds are to be disbursed:
_______________________
_______________________
_______________________

[The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is _____ [days] [month[s]].]
Very truly yours,
VERIZON COMMUNICATIONS INC.
By
    Name:
    Title:

EXHIBIT C

FORM OF
ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.    Assignee:        ______________________________
                [is an Affiliate of [identify Lender]]

3.    Borrower:    Verizon Communications Inc.

4.    Administrative Agent:    JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The 364-Day Term Loan Credit Agreement dated as of February 24, 2021 among Verizon Communications Inc., the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders.

6.     Assigned Interest:

Aggregate Principal Amount of Commitment/Term Loans for all Lenders*	Principal Amount of Commitment/Term Loans Assigned*	Percentage Assigned of Commitment/Term Loans[1]
$	$	%
$	$	%
$	$	%

[7.    Trade Date:        ______________]2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

                        ASSIGNOR
                        [NAME OF ASSIGNOR]

                        By:______________________________
                         Title:

                        ASSIGNEE
                        [NAME OF ASSIGNEE]

                        By:______________________________
                         Title:
[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By_________________________________
Title:

[Consented to:

VERIZON COMMUNICATIONS INC.

By________________________________
Title:]4

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
1Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.
2To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
3To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE

        1. Representations and Warranties.

        1.1 Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any Note, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any Note or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any Note or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any Note.

        1.2. Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) and the most recent financial statements delivered pursuant to Section 5.01(i) thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any Notes, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the Notes are required to be performed by it as a Lender.

        2. Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3. General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF
OPINION OF COUNSEL FOR THE BORROWER

[ ], 2021
To the Administrative Agent and
each of the Lenders party to
the Credit Agreement referred
to below

Verizon Communications Inc.
Ladies and Gentlemen:
This opinion is furnished to you pursuant to Section 3.01(e)(v) of the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 (the “Credit Agreement”) among Verizon Communications Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
I am Senior Vice President, Deputy General Counsel and Corporate Secretary for the Borrower and I have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.
In that connection, I, or attorneys under my direction, have examined:
(1)    The Credit Agreement.
(2)    The documents furnished by the Borrower pursuant to Section 3.01(d) of the Credit Agreement.
(3)    The Restated Certificate of Incorporation of the Borrower, as presently in effect (the “Charter”).
(4)    The bylaws of the Borrower, as presently in effect (the “Bylaws”).
(5)    A certificate of the Secretary of State of Delaware dated as of a recent date, attesting to the continued corporate existence and good standing of the Borrower in that State.
In addition, I, or attorneys under my direction, have examined the originals, or copies certified to my satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of the Borrower or its officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Lenders party thereto and the Administrative Agent.
Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:
1.    The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2.    The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes and the consummation of the transactions contemplated thereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the Bylaws of the Borrower, (ii) any law, rule or regulation applicable to the Borrower, or (iii) to the best of my knowledge, after due inquiry, any material contractual or material legal restriction contained in any document to which the Borrower is a party or relating to or affecting any of its properties. The Credit Agreement and the Notes, if any, delivered on the date hereof have been duly executed and delivered on behalf of the Borrower.
3.    No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.
4.    Assuming the due execution and delivery of the Credit Agreement by the Administrative Agent and the Lenders party thereto, the Credit Agreement is, and after giving effect to the initial Term Loan and delivery of any Notes, such Notes will be, legal, valid and binding obligations of the Borrower enforceable against it in accordance with their respective terms.
5.    To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.
The opinions set forth above are subject to the following comments and qualifications:
(A) My opinion in paragraph 4 above as to enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.
(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.
(C) The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or exempting a party from contribution due to, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves bad faith, gross negligence, recklessness, willful misconduct or unlawful conduct.
(D) With respect to my opinion in paragraph 4 above as to enforceability, I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) Section 7.11, Section 8.05 or Section 8.20 of the Credit Agreement, (iii) the last sentence of Section 2.18 of the Credit Agreement, (iv) the first sentence of Section 8.11(a) of the Credit Agreement insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (v) the waiver of inconvenient forum set forth in Section 8.11(b) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York; (vi) whether a Federal, state or any other court outside of the State of New York would give effect to the choice of New York law; or

(vii) the effect (if any) of any law of any jurisdiction (except the State of New York) in which any enforcement of the Credit Agreement or Notes, if any, may be sought.

(E) I wish to point out with reference to obligations stated to be payable in a currency other than US Dollars that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in such other currency would be rendered in such other currency and would be converted into US Dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a Federal court sitting in the State of New York in respect of an obligation denominated in such other currency may be expressed in US Dollars, but I express no opinion as to the rate of exchange such Federal court would apply.

(F) I am not expressing any opinion as to the compliance by the Borrower with any Federal or state securities laws or regulations.

(G) I express no opinion as to matters governed by any laws other than the laws of the State of New York, the Federal laws of the United States of America and the corporate laws of the State of Delaware.

A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinions expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.
This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinions expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.
Very truly yours,

EXHIBIT E-1

[FORM OF]
United States TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-United States Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT E-2

[FORM OF]
United States TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-United States Person status on Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for United States federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for United States federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:     , 20[ ]

EXHIBIT E-3

[FORM OF]
United States TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a duly competed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form) or (ii) a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by Internal Revenue Service Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
    Name:
Title:

Date:     , 20[ ]

EXHIBIT E-4

[FORM OF]
United States TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For United States Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Term Loan Credit Agreement dated as of February 24, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loans (as well as any Note(s) evidencing such Term Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form) or (ii) a duly completed and executed Internal Revenue Service Form W-8IMY accompanied by a duly completed and executed Internal Revenue Service Form W-8BEN or W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by Internal Revenue Service Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:     , 20[ ]